STRICTLY CONFIDENTIAL

                       (DIAMOND TRIUMPH AUTO GLASS LOGO)



             DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCES 2003 RESULTS


KINGSTON, PA - MARCH 31, 2004 - DIAMOND TRIUMPH AUTO GLASS, INC. ANNOUNCED TODAY THAT NET SALES FOR THE YEAR ENDED DECEMBER 31, 2003 INCREASED $17.1 MILLION, OR 8.5%, TO $218.7 MILLION AS COMPARED TO $201.6 MILLION FOR THE YEAR ENDED DECEMBER 31, 2002. NET INCOME FOR 2003 INCREASED BY $0.9 MILLION, OR 947.19%, TO $0.8 MILLION FROM ($0.1) MILLION LOSS IN 2002. EBITDA FOR 2003 REMAINED AT $12.0 MILLION, WHICH WAS FLAT COMPARED TO 2002.

                        Diamond Triumph Auto Glass, Inc.
                                 ($ in Millions)


                               YEAR ENDED
                              DECEMBER 31,
                           -----------------
                            2003       2002
                           ------     ------
Net Sales                  $218.7     $201.6
Cost of Sales                66.0       59.5
                           ------     ------
Gross Profit                152.7      142.1
Operating Expenses          143.5      133.3
                           ------     ------
Income From Operations     $  9.2     $  8.8
                           ======     ======


Net (Loss) Income          $  0.8     $ (0.1)
                           ======     ======

EBITDA (1)                 $ 12.0     $ 12.0
                           ======     ======

Total Long-Term Debt       $ 82.3     $ 93.0
                           ======     ======


Norm Harris, Diamond Triumph's Chief Executive Officer, had the following comments regarding the Company. "We are pleased that we were able to drive more units through our service center network during 2003, which allowed us to achieve a record high annual sales volume despite weak industry pricing. Overall pricing continues to be a very difficult issue for our industry. Our challenge as a company will be to sustain our unit growth as we continue to explore opportunities to broaden our revenue base and leverage costs throughout the organization."

Michael Sumsky, Diamond Triumph's President and Chief Financial Officer added, "Our 2003 performance combined with our capital structure and reduced interest expense allowed us to generate additional cash reserves despite the industry's pricing environment. Our cash position allowed us to repurchase an additional $13.2(m) in aggregate principal amount of senior notes during 2003 at a financial gain of approximately $1.1 (m). Since December 2002, we have repurchased approximately $20.2(m) in aggregate principal amount of senior notes. We are satisfied with this reduction in ongoing interest expense, and we will continue to explore opportunities to de-lever the Company."

Diamond Triumph Auto Glass, Inc., headquartered in Kingston, PA, is a leading provider of automotive glass replacement and repair services. Diamond Triumph currently operates 277 company owned automotive glass service centers, approximately 1,100 mobile installation vehicles and six distribution centers in 46 states. For more information about Diamond Triumph, visit the website at WWW.DIAMONDTRIUMPH.COM.

Diamond Triumph Auto Glass, Inc.'s Senior Management has scheduled a conference call to discuss fiscal year 2003 financial results on Thursday, April 1, 2004, at 12:00 EST. To participate in this conference call please contact our Investor Relations Department at 800-999-2688,Extension 3182.

(1) EBITDA represents net income before interest, taxes, depreciation and amortization. Diamond Triumph presents EBITDA because it considers it an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, many of which present EBITDA when reporting their results.

      Diamond Triumph believes issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. Diamond Triumph believes EBITDA is an appropriate supplemental measure of debt service capacity, because cash expenditures on interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges.

      Diamond Triumph also uses EBITDA for the following purposes: (i) its executives' compensation plans base incentive compensation payments on its EBITDA performance measured against budgets; and (ii) its credit agreement and its indenture for its Notes use EBITDA to measure Diamond Triumph's compliance with covenants such as interest coverage and debt incurrence.

      EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of Diamond Triumph's results as reported under GAAP. Some of these limitations are:

      - EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

      - EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

      - EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

      - Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

      - Other companies in Diamond Triumph's industry may calculate EBITDA differently than Diamond Triumph does, limiting its usefulness as a comparative measure.

      Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Diamond Triumph to invest in the growth of its business. Diamond Triumph compensates for these limitations by relying primarily on its GAAP results and using EBITDA only supplementally.

      Reconciliation of EBITDA to net income follows for the periods indicated:

                                      YEAR ENDED DECEMBER 31,
                                   -----------------------------
                                        2003           2002
                                   (IN MILLIONS)   (IN MILLIONS)
                                   -------------   -------------
Net Income (Loss) ................     $  .8          $(0.1)
Interest Expense .................       7.7            8.8
Depreciation and Amortization ....       2.8            3.0
Provision for income taxes .......        .7             .3
                                       -----          -----
   EBITDA ........................     $12.0          $12.0


Contacts:   Michael A. Sumsky, President/Chief Financial Officer
            (570) 287-9915 Ext. 3182